As filed with the Securities and Exchange Commission on April 29, 2005

File No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SABRE HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware

75-2662240

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Sabre Holdings Corporation 3150 Sabre Drive Southlake, Texas 76092 Telephone: (682) 605-1000
(Address, including zip code, and telephone number of Principal Executive Offices)

Sabre Holdings Corporation Employee Stock Purchase Plan, as Amended and Restated

(Full Title of the Plan)

Copy to:
LAURA G. THATCHER
JAMES F. BRASHEAR	Alston & Bird LLP
Corporate Secretary	One Atlantic Center
Sabre Holdings Corporation	1201 West Peachtree Street, NW
3150 Sabre Drive	Atlanta, Georgia 30309-3424
Southlake, Texas 76092	Telephone: (404) 881-7546
Telephone: (682) 605-1000	Facsimile: (404) 881-7777
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Class A Common Stock, $.01 per share	2,000,000	(1)	$20.14	(2)	$40,280,000	(2)	$4,740.96

(1)          Amount to be registered consists of 2,000,000 shares to be issued pursuant to the exercise of awards to employees under the Sabre Holdings Corporation Employee Stock Purchase Plan, as Amended and Restated (the “Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.  The Registrant has previously filed Registration Statements on Form S-8 (SEC File Nos. 333-18851 and 333-40932) with respect to shares issuable under the Plan.  This Registration Statement is filed to cover additional shares authorized for issuance under an amendment to the Plan.

(2)          Determined in accordance with Rule 457(h) under the Securities Act of 1933, as amended, the registration fee calculation is based on the average of the high and low prices of the Company’s Class A Common Stock as reported on the New York Stock Exchange on April 22, 2005.

PART I                                                    INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)                                  The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(b)                                 Upon written or oral request, Sabre Holdings Corporation (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement.  The documents are incorporated by reference in the Section 10(a) prospectus.  The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b).  Requests for the above-mentioned information should be directed to James F. Brashear, the Company’s Corporate Secretary, at the address and telephone number on the cover of this Registration Statement.

PART II.                                                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.                       Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this Registration Statement:

(1)                                  The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(2)                                  All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004;

(3)                                  The description of the Company’s Class A Common Stock contained in the Company’s Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description; and

(4)                                  All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                       Description of Securities.  Not Applicable.

Item 5.                       Interests of Named Experts and Counsel.  Not Applicable.

Item 6.           Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) allows a Delaware corporation to indemnify directors and officers and certain other individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) in which such person is involved because such person is a director or officer of the corporation, if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. Indemnification is not permitted to be made to an officer or director or other qualified individual if the person has been adjudged to be liable to the corporation, unless the person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and only to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought, determines that despite the adjudication of liability such person is fairly and reasonably entitled to such indemnification. If the person seeking indemnification is successful on the merits or otherwise in defense of any action, then Section 145 of the DGCL requires the corporation to indemnify the person against expenses, including attorneys’ fees, actually and reasonably incurred. Section 102(b)(7) of the DGCL does not allow a director’s liability to be limited or eliminated in connection with: a breach of his or her duty of loyalty to the corporation or its stockholders, intentional acts or omissions not in good faith, concurrence in or vote for an unlawful payment of a dividend or unlawful stock purchase or redemption, or for any improper personal benefit he or she derived from any transaction.

The Company’s bylaws permit, or in some cases require, it to indemnify directors, officers, employees and other persons under specified conditions.  Those bylaws provisions are summarized under this Item 6.  Please refer to the Company’s bylaws for the complete terms of these indemnification provisions.

Under the Company’s bylaws, if a person was or is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any appeals, by reason of the fact that he or she is or was serving, or agreed to serve at the request of the Company, or by reason of any action alleged to have been taken or omitted while he or she was serving:

•                  as a director or officer of the Company or another corporation, partnership, joint venture, trust or other enterprise, then the Company will indemnify the person and, whether or not the Company could indemnify the person under its bylaws, it will maintain insurance against any liability arising out of that status or service so long as insurance is available on terms acceptable to the Company’s Board of Directors

•                  as an employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise, then the Company may indemnify the person.

In these circumstances, the bylaws provide for the Company to indemnify the person from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of the person in connection with the action, suit or proceeding.  In order to be eligible for indemnification, however, the person must have acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the Company.  Furthermore, in order to be eligible for indemnification in connection with any criminal action, suit or proceeding, the person must have had no reasonable cause to believe that his or her conduct was unlawful.

If the action or suit is brought by or in the right of the Company, then the Company can indemnify the person only for expenses (including attorneys’ fees) that he or she actually and reasonably incurred in the defense or settlement of the action or suit.  The Company cannot, in those circumstances, indemnify the person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the Company, except, and only to the extent that, the Delaware Court of Chancery (or the court in which such action or suit was brought) determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the court deems proper.

Expenses that are actually and reasonably incurred by a director or officer before the final disposition of an action, suit or proceeding will be advanced by the Company upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is later determined that he or she was not entitled to be indemnified by the Company.  Those type of expenses that are incurred by other employees and agents may be advanced by the Company upon such terms and conditions, if any, as the Company’s Board of Directors deems appropriate.

The indemnification summarized under this Item 6 does not exclude the possibility that a person may have other rights to indemnification.  A person’s rights to indemnification continue after he or she has ceased to be a director, officer, employee or agent and they will inure to the benefit of the person’s heirs, executors and administrators.

Item 7.                       Exemption from Registration Claimed.  Not Applicable.

Item 8.                       Exhibits

See Exhibit Index, which is incorporated here by reference.

Item 9.                       Undertakings

(a)                                  The undersigned Company hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southlake, Texas, on April 29, 2005.

SABRE HOLDINGS CORPORATION

By:	/s/ James F. Brashear
James F. Brashear
Corporate Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James F. Brashear as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Michael S. Gilliland	Chairman, President and Chief Executive	April 29, 2005
Michael S. Gilliland	Officer (Principal Executive Officer)

/s/ Jeffery M. Jackson	Executive Vice President, Chief Financial	April 29, 2005
Jeffery M. Jackson	Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Mark K. Miller	Senior Vice President and Controller	April 29, 2005
Mark K. Miller	(Principal Accounting Officer)

/s/ Royce S. Caldwell	Director	April 29, 2005
Royce S. Caldwell

/s/ Paul C. Ely, Jr.	Director	April 29, 2005
Paul C. Ely, Jr.

/s/ Richard G. Lindner	Director	April 29, 2005
Richard G. Lindner

/s/ Glenn W. Marschel, Jr.	Director	April 29, 2005
Glenn W. Marschel, Jr.

/s/ Bob L. Martin	Director	April 29, 2005
Bob L. Martin

/s/ Pamela B. Strobel	Director	April 29, 2005
Pamela B. Strobel

/s/ Mary Alice Taylor	Director	April 29, 2005
Mary Alice Taylor

/s/ Richard L. Thomas	Director	April 29, 2005
Richard L. Thomas

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1	Second Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to our report on Form 10-Q for the quarter ended June 30, 2000)

4.2	Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to our report on Form 10-Q for the quarter ended June 30, 2001)

5.1	Opinion of Alston & Bird LLP regarding the legality of the securities being registered

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on signature page)